Zumiez Inc. Reports July 2015 Sales Results

Net Sales Decreased 2.3% to $61.4 Million; July 2015 Comparable Sales Decreased 7.6%

LYNNWOOD, WA -- (Marketwired - August 05, 2015) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the four-week period ended August 1, 2015 decreased 2.3% to $61.4 million, compared to $62.8 million for the four-week period ended August 2, 2014. The Company's comparable sales decreased 7.6% for the four-week period compared to a comparable sales increase of 3.5% in the year ago period.

Rick Brooks, Chief Executive Officer of Zumiez Inc., stated, "While our second quarter comparable sales decrease of 4.5% was within our guidance range, we did experience greater than anticipated pressure as we moved through the month from both a sales perspective with the shift in Labor Day and related sales tax holidays as well as on product margin from higher promotional activity to clear seasonal inventory. Due to these factors we now expect our second quarter Diluted Earnings per Share to be slightly below our previous announced guidance of $0.12."

Based on a shift in the calendar which results in Labor Day being a week later this year, Zumiez plans to report financial results for the quarter ending August 1, 2015 and August comparable sales for the 4-week period ending August 29, 2015 on Thursday, September 10, 2015.

To hear the Zumiez prerecorded July sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.

Zumiez is a leading multi-channel specialty retailer of action sports related apparel, footwear, equipment and accessories, focusing on skateboarding, snowboarding, surfing, motocross and BMX for young men and women. As of August 1, 2015 we operated 640 stores, including 578 in the United States, 40 in Canada, and 22 in Europe. We operate under the name Zumiez and Blue Tomato. Additionally, we operate ecommerce web sites at www.zumiez.com and www.blue-tomato.com.

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200